SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered by and among (i) the ShengdaTech Liquidating Trust, (ii) KPMG, a Hong Kong partnership, (iii) KPMG LLP, and (iv) KPMG International Cooperative (collectively, the “Parties,” and each a “Party”), and is effective as of the 28th day of February, 2014.

1.            Certain Definitions

1.1           SLT. All references in this Agreement to “SLT” shall mean and include the ShengdaTech Liquidating Trust.

1.2.          SLT Released Parties. All references in this Agreement to the “SLT Released Parties” shall mean and include SLT, ShengdaTech, Inc. and its past and present parent companies, subsidiaries, divisions, affiliates, related entities, joint ventures, predecessors, successors and assignees, and all their respective present and former agents, subcontractors, subrogees, insurers, co-insurers, reinsurers, servants and attorneys, and all their respective present and former partners, principals, members, directors, officers, employees, trustees, advisory board members, public officials, stockholders and owners, and all their respective present and former representatives, heirs, executors, personal representatives, administrators, transferees and assignees and anyone claiming by or through them individually and/or collectively; provided, however, that “SLT Released Parties” shall not include any individual who served as a director or officer of ShengdaTech, Inc. or its subsidiaries on or before March 1, 2011.

1.3           KPMG Parties. All references in this Agreement to the “KPMG Parties” shall mean and include KPMG, a Hong Kong partnership (“KPMG HK”), KPMG LLP, a Delaware limited liability partnership, and KPMG International Cooperative.

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1.4           KPMG Released Parties. All references in this Agreement to the “KPMG Released Parties” shall mean and include the KPMG Parties, KPMG Huazhen and all other member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative that provide audit, tax and/or advisory services (“KPMG Member Firms”), and all of their respective past and present parent companies, subsidiaries, divisions, affiliates, related entities, joint ventures, predecessors, successors and assignees, and all their respective present and former agents, subcontractors, subrogees, insurers, co-insurers, reinsurers, attorneys, and all their respective present and former partners, principals, members, directors, officers, employees, stockholders and owners.

2.          Recitals

2.1           For the consideration and covenants described in further detail herein, SLT and the KPMG Parties have agreed: (a) to settle and compromise any and all asserted and unasserted claims between them that were raised or could have been raised in, and that relate in any way to, the facts and circumstances underlying the action titled ShengdaTech Liquidating Trust v. Hansen, Barnett & Maxwell, P.C., Baker Tilly International Limited, KPMG International Cooperative and KPMG LLP, Case No. 3:13-cv-00563-RCJ (D. Nev.), which was, prior to the United States District Court for the District of Nevada’s order to Withdraw the Reference, formerly Adversary Proceeding No. 13-05046-BTB (Bankr. D. Nev.) (the “Action”); and (b) to dismiss in their entirety SLT’s claims and causes of action against the KPMG Parties in the Action, with prejudice.

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3.          Settlement Payment

3.1           On the terms and conditions described herein, including the mutual releases in Section 4 of this Agreement, KPMG HK agrees to pay to SLT the sum of US$2,750,000 in full and final settlement of all of SLT’s Released Claims (defined below) against the KPMG Parties (“Settlement Payment”). Within seven (7) business days after the Court’s approval of the settlement and entry of a Bar Order as discussed in Section 5 of this Agreement, which shall constitute and refer to both U.S. and Hong Kong business days (“Business Days”), KPMG HK will wire, through its counsel Bingham McCutchen’s client account, the Settlement Payment to an escrow account for the benefit of SLT, per the following wiring instructions:

Beneficiary:	Grant & Eisenhofer / ShengdaTech Escrow Account
Beneficiary Bank:	BNY Mellon
Philadelphia, PA
ABA#:	031000037
Beneficiary Account:	2016343
Swift Code:	MELNUS3P

3.2           Following KPMG HK’s payment of the Settlement Payment as described in Section 3.1 above, the KPMG Parties and their counsel shall have no role, responsibility, or liability concerning the distribution of the Settlement Payment to SLT.

3.3           The mutual releases in Section 4 of this Agreement shall be effective immediately upon the Court’s entry of the Bar Order discussed in Section 5 of this Agreement and KPMG HK’s payment of the Settlement Payment as described in Section 3.1.

3.4           Each Party hereto shall pay its own costs, expenses and attorneys’ fees incurred or to be incurred in connection with the Action and this Agreement.

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4.          Release of Claims And Representations

4.1           SLT, for good and valuable consideration, the sufficiency of which it hereby acknowledges, forever and fully releases the KPMG Released Parties from any and all Claims and Unknown Claims, as defined in Sections 4.3 and 4.4, of any nature whatsoever in any jurisdiction, that SLT ever had, now has, or can, shall or may have, that: (a) arise out of or in any way relate to the Action or the facts, transactions, allegations, and/or claims of liability described in the Action; or (b) were brought or alleged, or could have been brought or alleged in the Action and/or that relate in any way to any work performed by the KPMG Released Parties for or related to ShengdaTech, Inc. at any time (collectively, the “SLT’s Released Claims”).

4.2           The KPMG Parties, for good and valuable consideration, the receipt and sufficiency of which they hereby acknowledge, forever and fully release the SLT Released Parties from any and all Claims and Unknown Claims, of any nature whatsoever in any jurisdiction, that the KPMG Parties ever had, now have, or can, shall or may have, that: (a) arise out of or in any way relate to the Action or the facts, transactions, allegations, and/or claims of liability described in the Action, or (b) were brought or alleged, or could have been brought or alleged in the Action and/or that relate in any way to any work performed by the KPMG Released Parties for or related to ShengdaTech, Inc. at any time (collectively, the “KPMG Parties’ Released Claims”). In addition to the foregoing, the KPMG Parties, for good and valuable consideration, the receipt of which they hereby acknowledge, forever and fully release all former officers and directors of ShengdaTech, Inc. and its subsidiaries from any Claims and Unknown Claims, in any jurisdiction, for contribution or indemnification of any kind in connection with the Action, or for recovery of any fees, costs or expenses associated with the Action.

4.3           “Claims” shall mean any claims, actions, causes of action, in law or in equity, suits, liens, liabilities, claims, demands, obligations, damages, punitive damages, losses, costs or expenses, and attorneys’ fees of any nature whatsoever, including, without limitation, claims based on breach of fiduciary or other legal duty, legal fault, negligence, offense, quasi-offense, contract, fraud, any securities law, or any other theory of law or equity; provided, however, that “Claims” shall not include any claims to enforce this Agreement.

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4.4           “Unknown Claims” means any and all Claims including, without limitation, any Claim that a Party does not know or even suspect to exist in its favor at the time of this Agreement, which, if known by the Party, may have affected its decision to enter this Agreement. The Parties also hereby acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the matters released herein, but the Parties shall have fully, finally and forever settled and released any and all such matters, as provided in this Agreement, whether known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future.

4.5           The Parties each acknowledge that they have been advised by legal counsel about and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Parties, being aware of said Code section, hereby expressly waive any rights they may have thereunder, as well as under any other similar, comparable, or equivalent provisions of any applicable state, federal, statutory or common law in any jurisdiction. The Parties acknowledge that they understand the significance and consequence of their release and specific waiver of Section 1542 and of any other similar, comparable, or equivalent provisions of any applicable state, federal, statutory or common law in any jurisdiction. The Parties affirm that this waiver is not a mere recital. Rather, it is a specifically bargained-for provision of this Agreement. The Parties affirm that they are aware that neither Party would have entered into this Agreement but for the other Party’s agreement to a full waiver of all claims of any type and description, as provided, including Unknown Claims. The Parties have included this waiver of Section 1542 (and of any other similar, comparable, or equivalent provisions of any applicable state, federal, statutory or common law in any jurisdiction) in this Agreement in order to procure certainty in their affairs.

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4.6           This Agreement is entered into in the interests of avoiding the expenses and uncertainties of litigation. No wrongdoing or liability is admitted. Neither the payment of the Settlement Payment, nor this Agreement, nor any of its terms and provisions shall be deemed to be an admission of any liability, fraud, negligence, malpractice, or wrongdoing, however described, on the part of the KPMG Released Parties or the SLT. Any and all of the allegations of liability or wrongdoing made against the KPMG Parties are completely and specifically denied by the KPMG Parties. Any and all claims and allegations of liability or wrongdoing made against the SLT Released Parties are completely and specifically denied by the SLT Released Parties.

4.7           Neither this Agreement nor any of its terms and provisions nor any of the negotiations or proceedings in connection with it shall be offered or received in evidence in any action or proceedings of any kind other than such proceedings as may be necessary to consummate, defend, enforce or give effect to this Agreement.

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5.          Conditions of Settlement

5.1           The Parties acknowledge and agree that the settlement and releases embodied in this Agreement are conditioned upon, and shall not become effective without, an order of the Court approving the settlement pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure. If the Court declines to approve the settlement, this Agreement shall become null and void.

5.2           The Parties further acknowledge and agree that as a material term of this Agreement, the Parties shall seek the entry of a Bar Order that will forever discharge the KPMG Released Parties from any and all claims of contribution or indemnity to any person or entity, including but not limited to, other defendants named in the Action, that arise out of or in any way relate to SLT’s Released Claims. The Parties further agree that in furtherance of seeking the entry of a Bar Order, SLT shall seek leave to file an amended complaint in the form attached hereto as Exhibit 2 (the “Amended Complaint”), adding KPMG HK as a defendant to the Action, and the KPMG Parties will consent to the filing of the Amended Complaint for the sole and exclusive purpose of obtaining entry of the Bar Order.

5.3           The Parties agree that: (i) they will use their best efforts to file, within ten (10) business days after execution of this Agreement, a joint motion seeking approval of the settlement, and entry of the proposed Bar Order that is attached hereto as Exhibit 1 (with any modifications that may be agreed upon by all Parties prior to submission of the proposed Bar Order); and (ii) if the Court indicates that it will otherwise approve the settlement but declines to enter the proposed Bar Order in the form submitted with the Parties’ joint motion, they will cooperate in good faith and use their best efforts to jointly seek the entry of an alternative form of Bar Order in favor of the KPMG Released Parties which is consistent with the provisions of the Private Securities Litigation Reform Act (“PSLRA”). In the event the Court declines, despite the Parties’ combined best efforts, to enter a bar order that is consistent with the provisions of the PSLRA in favor of the KPMG Released Parties, then the Parties shall cooperate in good faith and use their best efforts to obtain entry of a bar order with respect to the KPMG Released Parties that is consistent with the Nevada state bar order provisions as set forth in Nevada Revised Statutes 17.245. KPMG HK shall have the right to terminate this Agreement, as described below in Section 5.5, if the Court declines to enter a Bar Order in favor of the KPMG Released Parties that is consistent with the Nevada state bar order provisions.

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5.4           The Parties further agree that to the extent any claims are asserted against the KPMG Released Parties for contribution or indemnity or any such related claims that are subject to the discharge and release provisions of the Bar Order, SLT will not oppose the KPMG Released Parties’ efforts to enforce and give full effect to the Bar Order, and shall agree to join in a motion to enforce the Bar Order should the KPMG Released Parties make such request, with the costs associated with any such motion being borne entirely by the KPMG Released Parties.

5.5           If the Court declines to enter a Bar Order that is consistent with the Nevada state bar order provisions with respect to the KPMG Released Parties, then KPMG HK, at its option, may elect to proceed with the settlement or may choose to declare the settlement and this Agreement null and void and of no further effect by sending written notification via KPMG HK’s counsel by e-mail to SLT’s counsel within five (5) Business Days of the Court’s order declining to enter the Bar Order.

5.6           If the Court declines to enter a Bar Order that is consistent with the Nevada state bar order provisions, and if KPMG HK does not, via its counsel, provide the written notification to SLT’s counsel that is described in Section 5.5 above within five (5) Business Days of the Court’s order declining to enter the Bar Order, then KPMG HK shall be deemed to have elected to proceed with the settlement, and shall make the Settlement Payment in accordance with Section 3.1 above.

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6.          Disclosure Limitations

6.1           Neither the Parties nor their counsel will issue any press releases discussing the merits of the Action or tending to embarrass or imply either a litigation victory or an acknowledgment of wrongdoing or liability; provided, however, that nothing in this Agreement shall prohibit or restrict the Parties and/or their counsel from (a) making such disclosures, including public disclosures, as may be required by law, rule, or regulation, including but not limited to filings with the Securities and Exchange Commission on Forms 10-K and 10-Q, (b) making such disclosures as necessary to enforce or comply with the terms of this Agreement, (c) responding to any inquiry or subpoena by, or providing testimony before, the Securities and Exchange Commission, the Public Accounting Oversight Board, the Financial Industry Regulatory Authority, the National Association of Securities Dealers, any self-regulatory agency, or any other governmental or regulatory authority, or (d) making such disclosures, including public disclosures, as may be reasonably necessary to seek Court approval of the settlement and/or the Bar Order.

6.2           The Parties agree not to disseminate copies or partial copies of this Agreement, including any drafts thereof, to the public at large; provided, however that nothing herein shall prohibit or restrict the Parties and/or their counsel from (a) making such disclosures, including public disclosures, as may be required by law, rule, or regulation, including but not limited to filings with the Securities and Exchange Commission on Forms 10-K and 10-Q, (b) making such disclosures, including public disclosures, as are necessary to enforce or comply with the terms of this Agreement, (c) responding to any inquiry or subpoena by, or providing testimony before, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Industry Regulatory Authority, any self-regulatory agency, or any other governmental or regulatory authority, (d) making such disclosures, including public disclosures, as may be reasonably necessary to seek Court approval of the settlement and/or entry of the Bar Order, or (e) disclosing or disseminating this Agreement to particular persons or groups of persons, including but not limited to the Trustee and his representatives, member of SLT’s advisory board, and other persons with a legitimate business or legal need for the information, provided that the disclosure is not made to the general public.

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6.3           The Parties agree that, prior to disclosing the amount of the Settlement Payment to any non-settling defendant in the Action during the course of future settlement discussions, SLT and/or its counsel shall make a good faith attempt to secure an agreement from the non-settling defendant in the Action that they will not publicly disclose the amount of the Settlement Payment. In the event that the non-settling defendant in the Action does not agree to that condition, SLT and its counsel maintain the right to disclose the amount of the Settlement Payment to the non-settling defendant in the Action during the course of future settlement discussions.

6.4           SLT shall not voluntarily disclose to the plaintiffs or plaintiffs’ counsel in Miller Investment Trust v. Morgan Stanley & Co. Inc. and KPMG Hong Kong, Case No. 1:11-CV-12126-JLT (D. Mass.) or In re ShengdaTech, Inc. Securities Litigation, Master File No. 1:11-CV-0918-TPG (S.D.N.Y.) any information or documents referring or relating to the subject audits performed by KPMG HK; provided, however, that nothing herein shall prohibit or restrict SLT from providing information or documents to such plaintiffs or plaintiffs’ counsel in response to a subpoena, discovery request, court order, or when otherwise required by law.

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7.          Miscellaneous

7.1           Successors and Assignees. In executing and consenting to this Agreement, the KPMG Parties and SLT, each of them and collectively, hereby bind their heirs, assignees, and successors in business or interest, and all persons and entities claiming through them.

7.2           Modification. Neither this Agreement nor any provision thereof can be modified or waived in any way, except in writing and with the express written consent of all Parties to this Agreement.

7.3           Governing Law. This Agreement shall be governed by the laws of the State of Nevada (determined without reference to principles of conflicts of laws), to the extent that federal law does not apply. Any action based on this Agreement or to enforce any of its terms shall be venued in the United States District Court for the District of Nevada, which shall retain jurisdiction over all such disputes. All Parties to this Agreement shall be subject to the jurisdiction of the United States District Court for the District of Nevada for all purposes related to the Action, the settlement and this Agreement.

7.4           Complete Agreement. The Parties intend and agree that the terms set forth in this Agreement, including Exhibits 1 and 2 hereto, are a complete, final and exclusive expression of their mutual agreements, waiver and general release of all claims with respect to the Action, as is further and more specifically defined herein, and supersede any other prior or contemporaneous oral or written agreements, proposed agreements, negotiations and discussions with respect to the subject matter hereof, except to the extent, if any, expressly incorporated by reference herein.

7.5           Headings. The headings of the sections and paragraphs contained herein are for reference and convenience only and are not to be used to define, limit, or construe the express provisions of this Agreement.

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7.6           Authority. The individuals who execute this Agreement on behalf of the KPMG Parties or SLT represent and warrant that: (i) they are duly authorized to execute this Agreement on behalf of the Party(ies) that they purport to represent; and (ii) other than the Court approval described in Section 5.1 and 5.3, no other signature, act or authorization is necessary to bind such Party(ies) to the provisions of this Agreement or to effectuate the releases provided to the KPMG Released Parties and the SLT Released Parties.

7.7           Knowledge, Review and Interpretation. The Parties, and each of them, acknowledge, declare, and agree that: (i) they have consulted legal counsel about this Agreement; (ii) they have had adequate time and opportunity to review the terms of this Agreement, have carefully read it, and have a full understanding of the terms hereof; (iii) they are sophisticated parties that have negotiated this Agreement at arm’s length and cooperated in drafting and in preparing this Agreement, and accordingly, expressly waive any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it; and, (iv) they have entered into this Agreement voluntarily and intend to be legally bound to the provisions of this Agreement, which shall be interpreted in a reasonable manner to effect the purposes of this Agreement.

7.8           Multiple Counterparts. This Agreement may be executed in multiple counterparts. For purposes of this Agreement, facisimile or documents transmitted electronically by PDF will be deemed to be equal to originals.

7.9           Notice. Any notice required by this Agreement shall be deemed delivered if sent by overnight service or by facsimile as follows:

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If to the KPMG Parties:

KPMG HK

Jeffrey Q. Smith

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Telephone:       (212) 705-7000

Facsimile:        (212) 752-5378

—and—

Edward Kim

Bingham McCutchen LLP

600 Anton Boulevard, Suite 1800

Costa Mesa, California 92626

Telephone:       (714) 830-0600

Facsimile:        (714) 830-0700

KPMG LLP

Kevin M. Hodges
Williams & Connolly LLP
725 Twelfth Street, N.W.,

District of Columbia, 20005
Telephone:       (202) 434-5221
Facsimile:        (202) 434-5029

KPMG International Cooperative

Kenneth M. Katz

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004
Telephone:       (212) 837-6028

Facsimile:        (212) 299-6028

If to SLT:

Stuart M. Grant

Grant & Eisenhofer, P.A.

123 Justison Street

Wilmington, Delaware 19801

Telephone:       (302) 622-7000

Facsimile:        (302) 622-7100

—and—

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Michael D. Kang

Alvarez & Marsal North America LLC

100 Pine Street, Suite 900

San Francisco, CA 94111

7.10         No Waiver. The waiver by one Party of any breach of this Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement

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IN WITNESS WHEREOF, the undersigned have approved and executed this Agreement as of February 28, 2014.

KPMG

BY:

FULL NAME:

TITLE:

DATE:

KPMG LLP

BY:

FULL NAME:

TITLE:

DATE:

KPMG International Cooperative

BY:

FULL NAME:

TITLE:

DATE:

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The ShengdaTech Liquidating Trust

BY:

FULL NAME:

TITLE:

DATE:

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EXHIBIT 1

united states district court
district of nevada

IN RE: SHENGDATECH, INC., Debtor.	Bankruptcy Case No. BK-S-11-52649-BTB Chapter 11
SHENGDATECH LIQUIDATING TRUST, Plaintiff, -against- HANSEN, BARNETT & MAXWELL, P.C.; BAKER TILLY INTERNATIONAL LIMITED; KPMG INTERNATIONAL COOPERATIVE; and KPMG LLP, Defendants.

USDC Case No. 3:13-cv-00563-RCJ

[Adversary Proceeding No. 13-05046-BTB]

[PROPOSED] ORDER APPROVING SETTLEMENT, ENTERING CONTRIBUTION BAR ORDER, AND ENTERING FINAL JUDGMENT OF VOLUNTARY DISMISSAL WITH PREJUDICE PURSUANT TO RULE 54(b) AS TO DEFENDANTS KPMG INTERNATIONAL COOPERATIVE AND KPMG LLP

WHEREAS, this matter comes before the Court upon the Joint Motion for Approval of Settlement and for a Contribution Bar Order (the “Motion”), brought by plaintiff ShengdaTech Liquidating Trust (“SLT”) and defendants KPMG International Cooperative and KPMG LLP (together, the “KPMG Defendants”);

WHEREAS, pursuant to the First Amended Chapter 11 Plan of Reorganization, As Modified (the “Plan”), of debtor ShengdaTech, Inc. (the “Debtor”), and pursuant to that certain Liquidating Trust Agreement dated October 17, 2012 (the “Liquidating Trust Agreement”), all claims and causes of action held by ShengdaTech, Inc. have been transferred to SLT;

WHERAS, on August 15, 2013, SLT commenced this adversary proceeding (the “Action”) against, inter alia, the KPMG Defendants in the United States Bankruptcy Court for the District of Nevada under the caption ShengdaTech Liquidating Trust v. Hansen, Barnett & Maxwell, P.C., et al., Adv. Proc. No. 13-05046-BTB;

WHEREAS, as a result of a November 25, 2013 Order withdrawing the reference, the Action is now pending in this Court as Case No. 3:13-cv-00563-RCJ;

WHEREAS, SLT’s claim in the Action against the KPMG Defendants is pursuant to the theory of respondeat superior, arising from alleged professional negligence and malpractice by ShengdaTech, Inc.’s former outside auditor, KPMG, a Hong Kong partnership (“KPMG HK”);

WHEREAS, the KPMG Defendants deny any responsibility for any alleged wrongdoing, and have filed motions to dismiss the Action against them, which motions have been fully briefed and are sub judice;

WHEREAS, SLT did not name KPMG HK as a defendant in the Action, but instead demanded that KPMG HK participate in mediation pursuant to the terms of an engagement letter between ShengdaTech, Inc. and KPMG HK;

WHEREAS, SLT and KPMG HK have participated in a mediation proceeding that has resulted in an agreement in principle (the “Settlement”) to resolve SLT’s claims against KPMG HK, as well as the claims in the Action against the KPMG Defendants;

WHEREAS, the terms of the proposed Settlement are memorialized in a Settlement and Release Agreement (the “Settlement Agreement”) entered into by and among SLT, the KPMG Defendants, and KPMG HK (collectively, the “Parties”) on February 28, 2014;

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WHEREAS, the proposed Settlement Agreement provides, inter alia, for SLT to fully, finally, and forever resolve, discharge, settle and release any and all Claims and Unknown Claims as defined in the Settlement Agreement of any nature whatsoever in any jurisdiction that SLT ever had, now has or can, shall or may have against the KPMG Defendants, KPMG HK, and all other member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative that provide audit, tax and/or advisory services (“KPMG Member Firms”) (collectively, the “KPMG Released Parties”)a, that (a) arise out of or in any way relate to the Action or the facts, transactions, allegations, and/or claims of liability described in the Action, or (b) were brought or alleged, or could have been brought or alleged in the Action and/or that relate in any way to any work performed by the KPMG Released Parties for or related to ShengdaTech, Inc. at any time (collectively, the “SLT’s Released Claims”);

WHEREAS, the Settlement Agreement was expressly conditioned upon approval by this Court pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure and the entry of a Contribution Bar Order; and

WHEREAS, after having reviewed the entire record before it, including the Motion, the pleadings, and any responses and objections, the Court has made the following findings of fact:

(a)          Due, sufficient and timely notice of the Motion has been provided to all persons entitled thereto, and no other or further notice of the Motion or of this Order is necessary.

(b)          The Parties negotiated at arm’s-length and in good faith to reach agreement on the matters resolved through the Settlement Agreement.

(c)          The Settlement is fair, reasonable and adequate, in the best interests of SLT, confers a substantial benefit upon the Debtor’s estate, represents a valid and proper exercise of business judgment by the trustee of SLT (the “Liquidating Trustee”), and represents an exchange for reasonably equivalent value.

(d)          The benefits, promises, and consideration that KPMG HK and the KPMG Defendants are to provide under the Settlement Agreement are fair, equitable and adequate consideration for the releases provided under the Settlement Agreement.

a All references to the “KPMG Released Parties” shall include the KPMG Defendants, KPMG HK and the other KPMG Member Firms and all of their respective past and present parent companies, subsidiaries, divisions, affiliates, related entities, joint ventures, predecessors, successors and assignees, and all their respective present and former agents, subcontractors, subrogees, insurers, co-insurers, reinsurers, attorneys, and all their respective present and former partners, principals, members, directors, officers, employees, stockholders and owners.

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(e)          The Liquidating Trustee (i) has full power and authority to enter into and perform the Settlement Agreement and all other documents contemplated thereby; (ii) has the authority to take all action on behalf of SLT necessary to authorize and approve the Settlement and any transactions contemplated thereby; and (iii) has obtained any necessary consents or approvals to consummate such transactions pursuant to the terms of the Liquidating Trust Agreement.

(f)          The Settlement Agreement and the releases therein were negotiated in good faith in accordance with N.R.S. 17.245 and any other applicable law relating to the Contribution Bar Order.

(g)          All legal requirements relating to the Contribution Bar Order have been satisfied and the parties have acted in good faith in all respects relating thereto.

WHEREAS, based on the findings set forth above, the Court hereby concludes as a matter of law that (i) the Settlement satisfies the legal requirements of Bankruptcy Rule 9019, and (ii) SLT is legally authorized to enter into and perform the Settlement Agreement, and to take any and all actions necessary to authorize and approve the Settlement and the transactions contemplated thereby; and

WHEREAS, the Court intends that, to the extent that any of the above findings of fact are conclusions of law, they shall be treated as such, and to the extent that any of the above conclusions of law are findings of fact they shall be treated as such;

NOW THEREFORE, IT IS HEREBY ORDERED THAT:

1.          The Settlement and the Settlement Agreement are hereby approved in all respects;

2.          The Liquidating Trustee is hereby authorized, empowered and directed to enter into the Settlement Agreement and to take all necessary acts to carry out and implement the Settlement in accordance with the terms and conditions thereof;

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3.          The Liquidating Trustee is authorized to execute any other documentation and perform such other ministerial tasks as may be necessary to effect the Settlement Agreement;

4.          The KPMG Released Parties are, by virtue of this Order, released and discharged from all claims, known or unknown, for contribution and for equitable indemnity to any person or entity, including but not limited to other defendants named in this Action, whether arising under state, federal or common law in any jurisdiction, based upon, arising out of, relating to or in connection with the SLT’s Released Claims. Accordingly, to the fullest extent provided by law, the Court bars, enjoins and restrains (1) any and all such claims referred to in this paragraph against the KPMG Released Parties and (2) any and all claims by the KPMG Released Parties against any person or entity, other than a person or entity whose liability has been extinguished by the Settlement Agreement, for contribution and equitable indemnity whether arising under state, federal or common law in any jurisdiction, based upon, arising out of, relating to or in connection with the SLT’s Released Claims.

5.          This Order is without prejudice to and shall not be construed as precluding the non-settling defendants from asserting or seeking to enforce any judgment reduction credit or set-off right that otherwise may be available to the non-settling defendants.

6.          The Action is hereby dismissed with prejudice as against the KPMG Defendants only.

7.          Nothing herein or in the Settlement Agreement shall be deemed to (i) discharge any person or entity other than the KPMG Released Parties from liability for the SLT’s Released Claims, (ii) release or discharge any claims for contribution or indemnity based upon, or arising out of, claims brought by or on behalf of any person or entity other than SLT, or (iii) preclude any adversary proceeding, claim, cause of action, demand, request for relief, or recovery, whether or not currently pending, by the Liquidating Trustee against or from any party other than the KPMG Released Parties.

8.          The Court finds that there is no just reason to delay in entering a final judgment as to the KPMG Released Parties. Accordingly, this Order shall constitute a final judgment pursuant to Fed. R. Civ. P. 54(b).

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9.          The Court shall retain jurisdiction with respect to all matters arising from or relating to the implementations of this Order.

IT IS SO ORDERED.

UNITED STATES DISTRICT JUDGE

Dated:

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EXHIBIT 2

John F. Murtha

Nevada Bar No. 835

Woodburn and Wedge

6100 Neil Road, Suite 500

Reno, Nevada 89511

Tel: (775) 688-3016

Fax:       (775) 688-3088

Email:   jmurtha@woodburnandwedge.com

Stuart M. Grant (admitted pro hac vice)_

Megan D. McIntyre (admitted pro hac vice)

Christine M. Mackintosh (admitted pro hac vice)

Grant & Eisenhofer P.A.

123 Justison Street

Wilmington, DE 19801

Tel: (302) 622-7000

Fax: (302) 622-7100

Email:  mmcintyre@gelaw.com

-and-

Brenda F. Szydlo (admitted pro hac vice)

Grant & Eisenhofer P.A.

485 Lexington Avenue, 29th Fl.

New York, New York 10017

Tel:  (646) 722-8500

Fax:  (646) 722-8501

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

)
IN RE:	)	Case No. BK-11-52649-BTB
SHENGDATECH, INC.,	)	Chapter 11
Debtor.	)
)
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SHENGDATECH LIQUIDATING TRUST,	)
	)	Adversary No.:
Plaintiff,	)	3:13-cv-00563-RCJ
v.	)	AMENDED COMPLAINT
HANSEN, BARNETT & MAXWELL, P.C.;	)	JURY TRIAL DEMANDED
KPMG, a HONG KONG	)
PARTNERSHIP; KPMG	)
INTERNATIONAL COOPERATIVE; and	)
KPMG LLP,	)
)
Defendants.	)
)
)
)
)
)

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Plaintiff ShengdaTech Liquidating Trust (the “Liquidating Trust” or “Plaintiff”), by its undersigned attorneys, alleges the following upon personal knowledge as to itself, and upon information and belief as to all other matters. Many of the facts supporting the allegations contained herein are known only to Defendants or are exclusively within their custody and/or control. Plaintiff believes that further substantial evidentiary support will exist for the allegations in this Complaint after a reasonable opportunity for discovery.

I.	JURISDICTION AND VENUE

1.          This Court has subject matter jurisdiction over this adversary proceeding pursuant to 28 U.S.C. § 1334(b) because it is related to a case under title 11, namely, In re ShengdaTech, Inc., Case No. BK-11-52649-BTB (Bankr. D. Nev.) (the “Bankruptcy Proceeding”).

2.          Venue is appropriate in this District pursuant to 28 U.S.C. § 1409(a) because this action is related to the Bankruptcy Proceeding pending in the Bankruptcy Court for the District of Nevada.

3.          Venue is also appropriate in this District pursuant to 28 U.S.C. §§ 1391(b)(1) and/or 1391(b)(3) because each of the Defendants is subject to personal jurisdiction in this District and is deemed to reside in this District. By agreeing to serve as auditors of ShengdaTech, a Nevada corporation, Defendants KPMG, a Hong Kong partnership, and Hansen, Barnett & Maxwell, P.C. have purposefully established sufficient contacts with Nevada to confer personal jurisdiction over them with respect to claims arising from their services. Defendants KPMG International Cooperative, and KPMG LLP conduct business, either directly or through their member firms, in this District and have earned substantial revenue as a result of such business. Plaintiff’s claims arise out of actions taken by the Defendants, either directly or through their member firms, in connection with services these member firms provided to ShengdaTech, a Nevada corporation, and for which they earned substantial revenue.

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II. NATURE OF THE CASE

4.          ShengdaTech, a company incorporated in Nevada that conducted its operations in the People’s Republic of China, has spiraled into bankruptcy following the revelation of serious discrepancies in its financial records. Those discrepancies are, in large part, the result of a few members of ShengdaTech management manipulating the books to conceal their looting of the Company for their own personal pecuniary gain. ShengdaTech’s Liquidating Trust, as the successor to the now-defunct ShengdaTech’s legal claims, is now in the process of marshaling what few assets remain for distribution to the Company’s creditors. Through this action, the Liquidating Trust seeks to recover from the well-compensated auditing firms who, through negligence and in breach of their contracts with ShengdaTech, failed to uncover this looting and put a stop to it.

5.          The non-management directors on ShengdaTech’s Board of Directors (the “Board”) – who constituted a majority of the five-member Board – had no knowledge of management’s wrongdoing, and relied on Defendants to ferret out fraud or manipulation of the Company’s financial statements through their audits of the Company’s financial statements and internal controls. When Defendants issued clean audit opinions on the Company’s financial statements, the Board relied on those opinions and caused the Company to publish those financial statements in filings with the Securities Exchange Commission (“SEC”) and to issue securities to the investing public based on those financial statements. Additionally, by virtue of Defendants’ clean audit opinions, the Board did not question the integrity of management or put into place any additional checks on management’s conduct. The Company’s shareholders, likewise, relied on Defendants’ audit opinions when deciding to purchase or continue to hold the Company’s stock.

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6.          When the Board and investors were finally alerted in 2011 to the discrepancies in ShengdaTech’s financial records, the Company swiftly collapsed. As a result of Defendants’ negligence and breach of contract, ShengdaTech suffered substantial harm, including, but not limited to: (1) paying auditing fees for services that were not competently performed; (2) incurring legal expenses and potential liabilities by virtue of it having published false financial statements; and (3) incurring substantial costs in investigating the wrongdoing that Defendants’ negligence and breach of contract had helped conceal.

7.          Plaintiff brings this action against: (1) Hansen, Barnett & Maxwell, P.C. (“Hansen”), one of ShengdaTech’s former auditors; (2) KPMG, a Hong Kong partnership (“KPMG HK”); (3) KPMG International Cooperative (“KPMG International”), the global firm of which KPMG HK is a member, on a respondeat superior theory of liability; and (4) KPMG LLP (“KPMG USA”), the United States member firm of KPMG International that controlled KPMG HK with respect to its audits of ShengdaTech, on a respondeat superior theory of liability.

8.          Hansen audited ShengdaTech’s annual financial statements for the fiscal year ended December 31, 2007 (the “2007 Financial Statements”) and reviewed ShengdaTech’s quarterly financial statements for the first three quarters of 2008 (the “2008 Quarterly Financial Statements”). Hansen issued unqualified audit opinions on the 2007 Financial Statements, attesting that they presented ShengdaTech’s financial performance and the results of its operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

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9.          In November 2008, ShengdaTech fired Hansen and hired KPMG HK to replace it. KPMG HK is a member of KPMG International, a global network of accounting firms operating in 156 countries. KPMG HK audited the Company’s annual financial statements for the fiscal years ended December 31, 2008 (the “2008 Financial Statements”) and December 31, 2009 (the “2009 Financial Statements”) and issued unqualified audit opinions, attesting that the 2008 and 2009 Financial Statements presented ShengdaTech’s financial performance and the results of its operations and cash flows in conformity with US GAAP. KPMG HK also conducted reviews of ShengdaTech’s quarterly financial statements for the first three quarters of 2009 (the “2009 Quarterly Financial Statements”) and the first three quarters of 2010 (the “2010 Quarterly Financial Statements”). Because KPMG HK’s audits and reviews required application of United States accounting and auditing rules pursuant to SEC regulations, KPMG USA – the United States member of the KPMG International network – reviewed and supervised the work KPMG HK performed for ShengdaTech, and approved the issuance of its unqualified audit opinions on the 2008 and 2009 Financial Statements.

10.        Based on Hansen’s and KPMG HK’s audits, reviews and unqualified audit opinions – none of which suggested any significant problems – the Board believed the 2007, 2008 and 2009 Financial Statements and the 2008, 2009 and 2010 Quarterly Financial Statements (collectively, the “Financial Statements”) to be correct. The Board relied on the Financial Statements when overseeing the management of the Company, and caused ShengdaTech to publish the Financial Statements in numerous SEC filings and securities offering documents.

11.        What the Board and investors did not know – and what Defendants failed to discover during their audits and reviews – is that the Company’s true financial condition was far different from what its Financial Statements reflected. Cash that was reported to exist in bank accounts had been siphoned off by the Company’s Chief Executive Officer, Xiangzhi Chen (“Chen”), and his cohorts for non-corporate purposes, while sales reports included numerous transactions that were entirely fictitious.

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12.         Because of Defendants’ failure to detect this misconduct while auditing and reviewing the Company’s Financial Statements, the Board did not learn of these problems until early 2011 – and might never have learned of these problems had a member of its Audit Committee not insisted that KPMG HK expand its audit procedures. In or around May 2010, a member of ShengdaTech’s Audit Committee met with KPMG HK’s lead audit partner in connection with a quarterly review. During this meeting, KPMG HK offhandedly mentioned that, during its audit of ShengdaTech’s 2009 Financial Statements, it had received a higher number of confirmation replies than it typically saw during an audit. While KPMG HK claimed that this was nothing to cause concern, the Audit Committee member nonetheless insisted that KPMG HK conduct a deeper dive into this issue when auditing the Company’s financial statements for the year ended December 31, 2010 (the “2010 Financial Statements”). After KPMG HK did as it was told and performed additional procedures, it quickly uncovered major problems.

13.         On or about March 2, 2011, KPMG HK informed the Board’s Audit Committee (comprised of three non-management directors) that KPMG HK had uncovered “potentially serious discrepancies and unexplained issues relating to the [Company’s] financial records” during the course of its audit of the Company’s 2010 Financial Statements. In response to this shocking development, ShengdaTech’s Board promptly formed a committee (the “Special Committee” or “Committee”) to investigate these issues, and appointed the members of the Company’s Audit Committee to serve on the Special Committee. The Board caused the Company to file a Form 8-K publicly disclosing the identification of “potential serious discrepancies and unexplained issues” in the Company’s financial records, as well as the Company’s appointment of a Special Committee, on March 15, 2011.

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14.         In light of the wrongdoing it belatedly uncovered after conducting the deeper investigation requested by the Audit Committee, KPMG HK had no choice but to withdraw its unqualified audit opinions on the 2008 and 2009 Financial Statements. KPMG informed the Company that “disclosures should be made and action should be taken to prevent future reliance on [KPMG’s] previously issued audit reports related to the consolidated balance sheets of [ShengdaTech] and its subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008 and 2009.” Accordingly, ShengdaTech disclosed in a May 5, 2011 SEC filing that KPMG was disclaiming its unqualified audit opinions on the Company’s 2008 and 2009 Financial Statements and its representations that the Company had adequate internal controls over financial reporting during the fiscal year ended December 31, 2009.

15.         Hansen and KPMG HK, who were responsible for closely scrutinizing the Company’s financial records in search of signs of fraud or misstatements, were, at a minimum, negligent in failing to uncover management’s misconduct, and breached their contracts with ShengdaTech by failing to perform their audit services in conformity with the auditing standards they had agreed to follow. KPMG International and KPMG USA are liable for KPMG HK’s negligence under principles of respondeat superior.

16.         When the truth emerged, ShengdaTech spiraled into bankruptcy and was forced to spend substantial amounts of money investigating the cause of the Company’s swift demise and defending against lawsuits and investigations relating to its collapse. Defendants’ negligence and breach of contract have caused ShengdaTech substantial harm.

III. PARTIES

A.           Plaintiff

17.         The ShengdaTech Liquidating Trust (the “Liquidating Trust”) was created pursuant to ShengdaTech’s Plan of Reorganization, as approved by the bankruptcy court by order dated October 2, 2012, and pursuant to a Liquidating Trust Agreement (the “Liquidating Trust Agreement”) that was provided for in the Plan of Reorganization and was executed on October 17, 2012, by and between ShengdaTech and Michael Kang in his capacity as ShengdaTech’s liquidating trustee (“Trustee”).

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18.         Pursuant to the Plan of Reorganization and the Liquidating Trust Agreement, all assets of ShengdaTech, including all claims and causes of action held by ShengdaTech, were transferred to the Liquidating Trust, and the Liquidating Trust is empowered to take such actions as are necessary to pursue, prosecute, resolve or compromise, all such causes of action.

B.           Defendants

19.         Defendant Hansen provides auditing, assurance, tax, client accounting, and consulting services for a wide range of clients. Hansen is headquartered in Salt Lake City, Utah. Hansen audited ShengdaTech’s 2007 Financial Statements and reviewed its 2008 Quarterly Financial Statements.

20.         KPMG HK is a member firm of the KPMG network of member firms affiliated with Defendant KPMG International. KPMG HK is located in Hong Kong and provides auditing, tax and advisory services for a wide range of clients. KPMG HK audited ShengdaTech’s 2008 and 2009 Financial Statements and reviewed its 2009 and 2010 Quarterly Financial Statements.

21.         Defendant KPMG International is a Swiss entity that coordinates a global network of professional KPMG-affiliated firms that provide audit, tax, and advisory services to clients in 150 countries, with 138,000 people working in member firms around the world. KPMG International and its member and network firms market themselves worldwide under the brand name “KPMG.” All KPMG member firms commit to abide by a common set of KPMG values that are established by the Global Board, which is KPMG International’s principal oversight and governance body. The Global Board Council, which includes representatives of 54 member firms, focuses on high-level governance tasks and facilitates discussion with and between member firms.

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22.         Defendant KPMG USA is a United States-based audit, tax, and advisory services firm, which operates from 87 offices with more than 23,000 employees and partners throughout the United States. KPMG USA is the United States member firm of the KPMG network of firms affiliated with KPMG International. KPMG USA supervised and reviewed the audit and review work that KPMG HK performed for ShengdaTech, and approved KPMG HK’s issuance of unqualified audit reports on the 2008 and 2009 Financial Statements. KPMG International provided KPMG HK with auditing resources and facilitated communication between KPMG HK and KPMG USA concerning the Company’s audits and reviews.

IV. RELEVANT NON-PARTIES

23.         ShengdaTech was a Nevada corporation with its principal place of business in China. ShengdaTech manufactured a specialty additive known as nano-precipitated calcium carbonate (“NPCC”) through its subsidiary companies based in the People’s Republic of China. NPCC is used in a variety of products to enhance their durability and efficiency and is widely applied in the paint, paper, plastic, and rubber industries and is used for building materials such as PVC. ShengdaTech conducted its manufacturing operations through five affiliated companies located in the People’s Republic of China: Shandong Haize Nanomaterials Co., Ltd. (“Shandong Haize”), Shandong Bangsheng Chemical Co., Ltd. (“Shandong Bangsheng”), Shaanxi Haize Nanomaterials Co., Ltd. (“Shaanxi Haize”), Zibo Jiaze Nanomaterials Co., Ltd. (“Zibo Jiaze”), and Anhui Yuanzhong Nanomaterials Co., Ltd. (“Anhui Yuanzhong”) (collectively, the “PRC Subsidiaries”). The PRC Subsidiaries are owned by Faith Bloom Limited (“Faith Bloom”), a wholly-owned subsidiary of ShengdaTech that is organized under the laws of the British Virgin Islands.

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24.         Xiangzhi Chen (“Chen”) was ShengdaTech’s President and Chief Executive Officer and the Chairman of its Board of Directors from March 31, 2006 until August 19, 2011. Chen was also the Company’s largest shareholder, owning over 42.25% of ShengdaTech’s outstanding shares. Chen was ousted from his positions at ShengdaTech on August 19, 2011, after he took deliberate steps to thwart the Special Committee’s internal investigation into financial improprieties at the Company. Upon information and belief, Chen’s efforts to obstruct the investigation were intended to hide the fact that he had, for years, been looting the Company by improperly diverting corporate funds to himself and other non-corporate uses.

V.	FACTUAL ALLEGATIONS

A. Historical Background Of ShengdaTech And Its Retention Of Hansen And KPMG HK

25.         The company now known as ShengdaTech was formed in March 2006 by a “reverse merger” between a United States shell company, Zeolite Exploration Company (“Zeolite”), and a British Virgin Islands company called Faith Bloom. To effectuate the reverse merger, Zeolite acquired all of the issued and outstanding capital stock of Faith Bloom in exchange for 50,957,603 shares of Zeolite common stock. Zeolite changed its name to ShengdaTech, Inc. on January 3, 2007, and ShengdaTech’s stock began trading on the NASDAQ in May 2007.

26.         During its tenure as a publicly-traded company, ShengdaTech had two outside auditors – Hansen and KPMG HK. Hansen served as ShengdaTech’s outside auditor from December 2006 until November 2008. In this capacity, Hansen audited ShengdaTech’s 2007 Financial Statements and its internal controls over financial reporting for the year ended December 31, 2007, and reviewed its 2008 Quarterly Financial Statements.

27.         KPMG HK served as ShengdaTech’s outside auditor from November 2008 until its resignation on April 19, 2011. In its capacity as ShengdaTech’s outside auditor, KPMG HK audited the Company’s 2008 and 2009 Financial Statements and internal controls, and reviewed the 2009 and 2010 Quarterly Financial Statements.

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28.         Because KPMG HK contracted to provide services in accordance with US GAAP, KPMG USA – the KPMG International firm based in the United States – reviewed and oversaw KPMG HK’s audits of ShengdaTech to ensure that they were performed properly. Thus, KPMG HK’s audits and reviews were performed under the direction and control of KPMG USA.

29.         As a member firm of KPMG International, KPMG HK was required at all times to conduct its audits of ShengdaTech in accordance with policies and regulations created by KPMG International’s Global Board. In hiring KPMG HK, ShengdaTech understood that KPMG HK would be able to draw upon the resources of KPMG International member firms in conducting its audits.

B.	Hansen And KPMG HK Issued Unqualified Audit Opinions, Leading The Board To Publish The Financial Statements

30.         Hansen issued an unqualified audit opinion on the Company’s 2007 Financial Statements, stating that they fairly presented the Company’s financial condition and the results of its operations in accordance with US GAAP and that the Company maintained effective internal controls over financial reporting. The 2007 Financial Statements reported, inter alia, cash and cash equivalents of $26,366,568; total assets of $100,943,938; sale of products of $100,654,793; and net income of $27,030,345.

31.         In reliance on Hansen’s unqualified audit opinion, the Board caused the 2007 Financial Statements to be released to the public and included in, among other things: (1) the Company’s amended annual report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on May 15, 2008 (the “2007 10-K/A”); (2) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on April 1, 2009 (the “2008 10-K”); (3) the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 15, 2010 (the “2009 10-K”), and an amendment thereto filed on September 15, 2010 (the “2009 10-K/A); (4) the offering memorandum for a 2008 offering of $115,000,000 of 6.0% Convertible Senior Notes due 2018 (the “6.0% Notes Offering Memorandum”); and (5) the offering memorandum for a December 2010 offering of $130,000,000 of 6.5% Senior Convertible Notes Due 2015 (the “6.5% Notes Offering Memorandum”). Hansen was aware of the Company’s inclusion of the 2007 Financial Statements in these documents, and consented thereto.

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32.         Hansen also reviewed the Company’s 2008 Quarterly Financial Statements, and when it did not raise any concerns about those financial statements, the Board caused them to be included in Form 10-Q and 10-Q/A filings dated May 6, 2008, May 14, 2008, August 18, 2008 and November 10, 2008 (the “2008 Form 10-Qs”). Financial information from the first quarter 2008 financial statements was also included in the 6.0% Notes Offering Memorandum.

33.         KPMG HK issued unqualified audit opinions on the 2008 Financial Statements and the 2009 Financial Statements, stating, inter alia, that they fairly presented the Company’s financial condition and the results of its operations in accordance with US GAAP. KPMG HK also stated that, in its opinion, the Company maintained effective internal controls over financial reporting in 2009. The 2008 Financial Statements reported, inter alia, cash of $114,287,073, total assets of $243,908,940, net sales of $149,427,139, and net income of $40,035,451. The 2009 Financial Statements reported, inter alia, cash of $115,978,763, total assets of $271,054,359, net sales of $102,121,804, and net income of $23,104,607.

34.         In reliance upon KPMG HK’s unqualified audit opinions, the Board caused ShengdaTech to release the 2008 and 2009 Financial Statements to the public. The 2008 Financial Statements were included in the 2008 10-K, while both the 2008 and 2009 Financial Statements were included in the 2009 10-K, 2009 10-K/A, and the 6.5% Notes Offering Memorandum. KPMG HK was aware of the Company’s inclusion of the 2008 and 2009 Financial Statements in these documents, and consented thereto.

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35.         KPMG HK, under the supervision and direction of KPMG USA, also reviewed ShengdaTech’s 2009 and 2010 Quarterly Financial Statements. When KPMG HK raised no serious concerns with respect to those financial statements, the Board caused the Company to publish the 2009 Quarterly Financial Statements in Form 10Q filings dated May 11, 2009, August 10, 2009 and November 9, 2009 (collectively, the “2009 10-Qs”) and caused the Company to publish the 2010 Quarterly Financial Statements in Form 10-Q and 10-Q/A filings with the SEC dated May 10, 2010, July 29, 2010, August 9, 2010, September 15, 2010, and November 8, 2010 (collectively, the “2010 10-Qs”). Financial information from the 2010 Quarterly Financial Statements was also included in the 6.5% Notes Offering Memorandum.

C.	The Board Learns That ShengdaTech’s Financial Condition And Results During 2007-2010 Were Not As Represented In The Financial Statements

36.         Unbeknownst to ShengdaTech’s Board and shareholders, the Financial Statements were far from accurate. While Hansen and KPMG HK were supposed to be auditing ShengdaTech’s financial statements and reviewing its internal controls to guard against fraud, Chen and his cohorts in ShengdaTech management has been looting the Company, stealing money for their own gain and then creating false documents to cover their tracks. Despite their duty to obtain reasonable assurance that ShengdaTech’s financial statements were free of material misstatements and omissions, Defendants failed to detect this blatant and rudimentary fraud for years. As a result, the non-management members of the Board did not learn of management’s defalcations until 2011, after substantial damage had already been done.

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37.         In or around May 2010, a member of ShengdaTech’s Audit Committee met with KPMG HK’s lead engagement partner to discuss a quarterly review KPMG HK was conducting. During this meeting, the audit partner casually mentioned that during KPMG HK’s audit of ShengdaTech’s 2009 Financial Statements, it had received a higher number of confirmation replies than it typically received. While the audit partner tried to assure the Special Committee member that this was nothing to cause concern, the Audit Committee member nonetheless insisted that KPMG HK conduct a deeper review of this issue during its audit of the 2010 Financial Statements and asked KPMG HK to perform additional procedures to verify the accuracy of ShengdaTech’s reported transactions.

38.         As a result of performing these additional procedures requested by ShengdaTech’s Audit Committee, KPMG HK quickly uncovered problems. On March 2, 2011, KPMG HK contacted the Chairman of ShengdaTech’s Audit Committee, advising him of the discovery of “potentially serious discrepancies and unexplained issues” that were discovered after KPMG performed the requested additional procedures during its audit of the 2010 Financial Statements. KPMG HK then provided a draft letter dated March 3, 2011 that described these discrepancies and issues, most of which related to KPMG HK’s efforts to confirm sales the Company had recorded on its books following the Audit Committee’s request that it perform additional procedures. For example:

a.           Many of the PRC Subsidiaries’ customers in China pay for their purchases of goods and services by submitting “bills” to the PRC Subsidiaries. Despite KPMG HK having asked the PRC Subsidiaries to retain copies of all bills, the PRC Subsidiaries provided KPMG HK with copies of only six bills. Of these six bills, five were issued by entities (the “bill issuers”) other than the Company’s customers, yet the PRC Subsidiaries had listed the customers’ names on the bank deposit slips, instead of the bill issuers’ names. When KPMG HK performed background checks on the bill issuers, it determined that three of them had no offices at their registered business addresses (including one whose business address was the home address of an executive at one of the PRC Subsidiaries, and was also the registered business address of another entity controlled by Chen). The registered business address of a fourth bill issuer was a hotel room in a hotel that KPMG HK was unable to locate.

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b.           KPMG HK tried to perform a site visit to Beijing Xiling, to which the Company had recorded RMB2 15.5 million of sales in 2010, making it the Company’s second largest customer. KPMG HK found that the company had no offices at the address typed on the sales invoices issued to it. The gatekeeper at that building advised KPMG HK that Beijing Xiling had moved out of the building five to six years earlier. The Company provided a different Beijing Xiling address to KPMG HK for sales confirmation purposes, but KPMG found that this address was registered to an entity other than Beijing Xiling.

c.           KPMG HK selected a number of ShengdaTech customers for confirmation of sales amounts, terms, and outstanding balances. As shown in the chart below, for certain customers the information received in response to written requests sent to the customer addresses provided by ShengdaTech management was consistent with ShengdaTech’s own records, but the information KPMG HK obtained after contacting those customers directly was materially different and showed a substantially smaller amount of sales (or no sales):

2 “RMB” refers to Renminbi, the currency of the People’s Republic of China. At current exchange rates, RMB 100 is approximately equivalent to US $16.24.

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Customer	2010 Sales Recorded in ShengdaTech’s Books (RMB)	2010 Sales Confirmed Via Inquiry Sent to Address Provided by ShengdaTech Management (RMB)	2010 Sales Confirmed Via Direct Customer Contact (RMB)
Xika (China)	7,667,094	7,667,094	0
Zhengzhou Minghua	7,621,367	7,621,367	114,000
Zhengzhou Zhongyuan	9,525,897	9,525,897	662,000

d.           KPMG HK mailed customer sales and accounts receivable confirmations to customers of ShengdaTech’s Shaanxi Haize subsidiary and also to customers of ShengdaTech’s subsidiaries in Shangdong province. These confirmations were separately mailed from Shangdong and Shaanxi by different audit teams, and the two sets of confirmations were accompanied by return envelopes bearing different addresses – one for the Shangdong subsidiaries’ customers and one for the Shaanxi Haize customers. However, the confirmations returned by five of the Shangdong subsidiaries’ customers were returned in the envelopes for the Shaanxi Haize customers.

39.         The Board convened a telephonic special meeting on March 4, 2011, during which it discussed the issues KPMG HK had identified as a result of performing the additional procedures requested by the Audit Committee and established a Special Committee – comprised of the three members of the Audit Committee – to conduct an internal investigation. On March 7, 2011, the Special Committee retained the law firm of O’Melveny & Myers, LLP (“O’Melveny”) to assist in the investigation, and soon thereafter O’Melveny retained PricewaterhouseCoopers LLP (“PWC”) to assist. O’Melveny was later replaced by Skadden Arps Slate Meagher & Flom LLP (“Skadden”) as the Committee’s counsel in May 2011.

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40.         On March 9, 2011, KPMG HK informed the Audit Committee in writing that it had “become aware of information indicating that an illegal act has or may have occurred” in relation to the matters communicated by KPMG HK the previous week.

41.         On March 14, 2011, KPMG HK informed the Audit Committee by telephone of additional matters that KPMG had discovered, involving irregularities in customer confirmations and bank confirmations. In particular:

a.           KPMG HK had received another communication directly from one of the customers whose purchases KPMG had sought to confirm. That customer, Jiangsu Libao, stated that it had purchased nothing from the Company in 2010. By contrast, the Company’s books, as well as the written confirmation KPMG HK had received in response to an inquiry sent to the address provided by Company management, indicated that the Company sold RMB 7,850,769 in goods to this customer during 2010.

b.           KPMG HK had received information from the Bank of China, Tai’an Branch, indicating that the Company’s account balances as of December 31, 2010 were RMB 89,949.48 and USD 67.61 – only a small fraction of the RMB 13,282,581.99 and USD 50,054.18 balances shown on the Company’s books as of December 31, 2010.

42.         On March 15, 2011, the Board caused ShengdaTech to issue a press release and file a Form 8-K with the SEC, informing the public of KPMG’s discovery of “potentially serious discrepancies and unexplained issues relating to the Company’s and its subsidiaries’ financial records,” and of the appointment of the Special Committee to investigate. Two days later, ShengdaTech disclosed that the SEC had been informed of the internal investigation, and that the Company would be unable to timely file its Form 10-K for the year ended December 31, 2010.

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43.         On March 17, 2011, KPMG HK informed the Audit Committee that it had uncovered the following additional irregularities:

a.           When KPMG HK tried to confirm the Company’s accounts payable balances with two of its top ten suppliers for 2010, Xianyang Chuangfa and Xingtai Guangfa, ShengdaTech management informed KPMG HK that the suppliers would not agree to site visits. KPMG HK then independently contacted Xianyang Chuangfa and was told that Xianyang Chuangfa had no balances with the Company and had not done any business with the Company for a long time, other than sending some samples to Shaanxi Haize in 2006 or 2007. KPMG HK attempted to contact Xingtai Guangfa but was unable to find a working phone number for that entity.

b.           KPMG HK received an email, purportedly from the Agricultural Bank of China, Qianxian Branch, confirming the account balance of RMB 553,062,048.83 as reported in the Company’s books as of December 31, 2010. However, when KPMG HK contacted the bank branch by telephone, they were told that the branch had never received KPMG HK’s confirmation request, and that the Company’s reported balance could not be correct because the total of all business accounts maintained at this branch was only about RMB 200 million. The bank declined to provide KPMG HK with the correct balance. KPMG HK then decided to look again at the confirmations received from this branch for the prior two years, ended December 31, 2008 and December 31, 2009, and noticed that those confirmations purported to bear the chop3 of the Qianxian Branch, but the chop on the 2008 confirmation differed from the chop on the 2009 and 2010 confirmations, suggesting that the 2009 and 2010 confirmations and chops had been falsified.

3 A “chop” is a stamp imprinted with a unique composition of Chinese characters, which is akin to a corporate seal and is used in lieu of a signature. Only those persons who control a company’s chop are able to withdraw money from its bank accounts. Chen controlled all of the PRC Subsidiaries’ chops. In addition, during the relevant time, persons under Chen’s control were the only signatories to Faith Bloom’s bank accounts.

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c.           KPMG HK contacted China Merchants Bank (CMB) – Jinan Branch to try to confirm the Company’s recorded account balance of USD 73,118,638.32 as of December 31, 2010. KPMG HK was informed that this was an offshore account, and therefore any confirmation and bank chop would have to come from the Shenzhen Head Office – Offshore Department. The confirmation KPMG HK had received for the bank balances as of the year-end 2008, 2009 and 2010, however, had each borne the chop from the Jinan Branch, and had arrived in envelopes from the Jinan Branch.

d.           KPMG HK selected six copies of value-added-tax (“VAT”)4 invoices that had been received from the Company, and checked them against the information posted by the National Taxation Bureau of Shangdong (“NTBS”). On the two invoices relating to product sales by the Company, the name of the seller/issuer on the VAT invoice copies did not match the issuer’s name on the NTBS online system. On the four invoices relating to purchases made by the Company, the name of the service provider/issuer on the invoices did not match the issuer’s name on the online system.

4 VAT is the basis of the taxation system in the People’s Republic of China and is the major source of fiscal revenue for the Chinese government. In essence, those who sell merchandise, provide processing, repairing, or assembling service, or import goods within the territory of the People’s Republic of China are required to pay tax on the added value derived from their sales or services.

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e.           During the course of its audit of the 2009 Financial Statements, KPMG HK had been told that a person familiar with the market for ShengdaTech’s products believed that the Company’s reported sales figures exceeded what he understood to be the likely global market demand for those products. KPMG HK had not made the Audit Committee aware of this during the course of its audit of the 2009 Financial Statements.

44.         In response to the discovery of discrepancies concerning the Company’s bank account balances, the Special Committee sought to implement a Cash Control Plan, under which all of the Company’s cash assets would be transferred into accounts over which the Audit Committee would have signature authority. The Special Committee experienced trouble implementing the Cash Control Plan when the PRC Subsidiaries’ banks indicated that this process would require the cooperation and authorization of ShengdaTech’s management – namely, Chen. Despite opposition from Chen, Special Committee Members Zhang and Mudd were eventually named signatories under the Cash Control Plan. However, Chen transferred only about $14 million – a far cry from the $110-plus million in cash that ShengdaTech had consistently reported having in its 2008 10-K, 2009 10-K and 2010 10-Qs – from the PRC Subsidiaries’ and Faith Bloom’s accounts into the Cash Control Account.

45.         When questioned by the Special Committee about the location of the remaining funds, Chen claimed that certain of the Company’s cash was tied up in certificates of deposit (“CDs”) and that he was in the process of negotiating their liquidation. The Special Committee was unable to verify the authenticity of these CDs. While Chen provided the Special Committee with photocopies of what purported to be $65 million worth of CDs, he was unresponsive to requests for further information. The Special Committee subsequently learned that the bank that purportedly issued the CDs was unable to verify them and, in fact, had no record of issuing them to the ShengdaTech subsidiary (Faith Bloom) that reportedly held them. The precise fate of the rest of Company’s funds is still unknown, but it was not used for any purpose benefiting ShengdaTech or its public shareholders.

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46.         On April 19, 2011, KPMG informed the Company that ShengdaTech’s senior management had not taken timely and appropriate remedial action with respect to the discrepancies and issues that KPMG had identified in the course of its 2010 audit.

47.         On April 20, 2011, the NASDAQ Listing Qualifications Department informed the Company by letter that its shares would be delisted. Among the reasons cited were “public interest concerns … raised by the serious accounting and operational issues uncovered by KPMG” and “the deliberate and ongoing efforts of the Company’s Chief Executive Officer and Acting Chief Financial Officer, Mr. Xiang Zhi Chen and Ms. Anhui Guo, respectively, to obstruct an internal investigation into these matters.”

48.         On April 29, 2011, KPMG HK informed the Audit Committee that it was resigning as the Company’s independent accountant effective immediately. In a letter of the same date confirming its resignation, KPMG HK stated that “[t]he manner of management’s conduct during the investigation by [the Special Committee] raises doubts about management’s representations provided to [KPMG HK] in connection with [its] 2008 and 2009 audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company.” KPMG HK’s April 29 letter also stated that “disclosures should be made and action should be taken to prevent future reliance on [KPMG HK’s] previously issued audit reports related to the consolidated balance sheets of ShengdaTech, Inc. and its subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2008 and 2009.”

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49.         On May 5, 2011, the Board caused ShengdaTech to file a Form 8-K and issued a press release disclosing KPMG HK’s resignation and warning investors against continued reliance upon KPMG HK’s audit reports on the 2008 and 2009 Financial Statements. The Form 8-K also noted that KPMG’s concerns regarding ShengdaTech’s financial statements “included serious discrepancies and unexplained issues relating to, among others: (i) the Company’s bank balances; (ii) transactions with major suppliers; (iii) VAT invoices and payments; (iv) sales and payments for sales by third parties; (v) sales to the Company’s second largest customer; (vi) discrepancies between KPMG HK’s direct calls to customers and confirmations returned by mail; and (vii) concerns raised by directly confirming customer sales and accounts receivables.”

50.         On June 8, 2011, the NASDAQ Listing Qualifications Panel affirmed its decision to delist ShengdaTech’s common stock. Trading in the stock was suspended on June 10, 2011.

51.         In June 2011, the Company defaulted on the notes that had been issued pursuant to the 6.0% Notes Offering Memorandum and the 6.5% Notes Offering Memorandum.

52.         On August 11, 2011, the SEC initiated a regulatory proceeding titled In re ShengdaTech, Inc. (LA-3397). The formal Order entered by the SEC in connection with this proceeding (the “SEC Order”) raised potential violations of the federal securities laws arising from, inter alia, false statements in the financial statements set forth in the 2009 Form 10-K, the 2009 Form 10-K/A, and the 2009 and 2010 Form 10-Qs.

53.         On August 19, 2011, ShengdaTech filed for bankruptcy protection in the United States Bankruptcy Court for the District of Nevada. That same day, the Special Committee announced that it had removed all members of ShengdaTech’s management – including Chen – from their positions, effective immediately.

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54.         On August 22, 2011, the SEC enforcement staff served ShengdaTech with a subpoena pursuant to the SEC Order. The subpoena was broad and requested the production of a myriad of documents relating to the Company’s finances, taxes, bank accounts, sales, financial statements, internal auditing, and professional services rendered in connection therewith, as well as the hiring, firing and compensation of the Company’s officers and directors. The Company cooperated and exchanged information with the SEC enforcement staff.

55.         On December 15, 2011, NASDAQ officially delisted ShengdaTech. The stock had not traded on NASDAQ since its June 10, 2011 suspension.

56.         On February 15, 2012, the SEC filed a proof of claim in the Bankruptcy Proceeding. In this proof of claim, the SEC indicated that its investigation into the Company was continuing and that it may file a civil action against ShengdaTech based on possible violations of the federal securities laws.

D. The Results Of The Special Committee Investigation

57.         Through its investigation, the Special Committee determined that ShengdaTech’s bank accounts contained substantially less money in 2007-2009 than was reported in the Financial Statements audited and reviewed by Defendants. For example, bank statements from the various banks in which ShengdaTech’s subsidiaries (Faith Bloom and the PRC Subsidiaries) held accounts confirmed that these accounts contained less than $68.5 million as of December 31, 2008, and less than $35.9 million as of December 31, 2009 – far short of the $114.3 million and $116 million that was reported in the 2008 Financial Statements and the 2009 Financial Statements, respectively.

58.         The discrepancies between the Company’s reported and actual cash balances are a result of Chen and certain other members of ShengdaTech management looting the Company by covertly debiting (or causing to be debited) millions of dollars from ShengdaTech’s subsidiaries’ bank accounts for their own pecuniary gain.5 For example:

5 As noted in footnote 5, supra, only persons who controlled the PRC Subsidiaries’ chops had the ability to move money from the PRC Subsidiaries’ bank accounts. Chen controlled the PRC Subsidiaries’ chops and Faith Bloom’s bank accounts.

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a.           The $114.3 million in cash that was reported on Shengdatech’s balance sheet in the 2008 Financial Statements included approximately $56.3 million that was reportedly held in the PRC Subsidiaries’ bank accounts as of December 31, 2008. The actual bank balances for the PRC Subsidiaries were only approximately $10.5 million as of December 31, 2008, and over $67 million was debited from the PRC Subsidiaries’ bank accounts from May 2008 through December 2008.

b.           The $116 million in cash that was reported on ShengdaTech’s balance sheet in the 2009 Financial Statements included approximately $82.9 million that was reportedly held in the PRC Subsidiaries’ bank accounts. The PRC Subsidiaries’ actual bank account balances at the end of 2009 were only approximately $2.8 million, and at least $162 million was debited from these accounts during 2009.

c.           The Company’s 2010 Quarterly Financial Statements – which KPMG HK reviewed – consistently reported cash balances in excess of $110 million ($117 million as of March 31, 2010, $110.6 million as of June 30, 2010, and $120.65 million as of September 30, 2010). The 2010 Financial Statements – which KPMG HK was in the midst of auditing when it resigned – reported cash holdings of $105.9 million in the PRC Subsidiaries’ bank accounts and $73 million in Faith Bloom’s bank accounts as of December 31, 2010. The PRC Subsidiaries’ actual bank balances as of that date were only approximately $1.4 million and the Faith Bloom accounts contained only about $50,000. At least $117 million had been debited from the PRC Subsidiaries’ bank accounts during 2010, including $42 million in the second quarter alone.

59.         The Special Committee also uncovered that ShengdaTech had materially overstated its sales figures by, among other things, reporting fictitious transactions. When the Special Committee’s advisors contacted certain of the PRC Subsidiaries’ customers as part of their internal investigation – a step the Defendants should have taken during the course of their audits – they discovered that the 2008 and 2009 Financial Statements reflected transactions that had never actually taken place. For example:

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a.           Six customers stated that they had never purchased anything from Shaanxi Haize (and three of them had never even heard of that entity), yet the Company’s sales figures included over RMB 190,000,000 in purported sales by Shaanxi Haize to these customers during the period from 2006 to 2009.

b.           One customer informed PWC that it had made only one purchase from Shaanxi Haize in 2009, in the amount of RMB 15,000. However, the Company had invoices reflecting sales totaling RMB 3,581,050 to this customer.

c.           Another customer was shown three invoices purportedly sent to it by Shaanxi Haize, but it informed PWC that it had never received any of those invoices.

d.           Another customer stated that it never received an invoice in excess of RMB 100,000 from Shaanxi Haize, and that the total invoices it received each year from that entity were around RMB 700,000 or 800,000. ShengdaTech’s records, however, showed invoices totaling RMB 6,016,400 from Shaanxi Haize to this customer in 2009 alone, and each of those invoices was in excess of RMB 100,000.

e.           Another customer stated that it had been purchasing from Shaanxi Haize since 2007 at an average rate of RMB 500,000 or 600,000 per year. The Company’s reported sales for 2006-2009 included sales of RMB 33,369,600 from Shaanxi Haize to this customer (i.e., an average rate of RMB 8,342,400 per year).

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E.	Defendants Failed To Comply With Applicable Professional Auditing Standards And Thus Acted Negligently And In Violation Of Their Contractual Obligations To ShengdaTech

60.         As described above, under Defendants’ watch as ShengdaTech’s auditors, tens of millions of dollars simply disappeared from the Company because it was diverted away by Chen and other managers for their own benefit. Hansen and KPMG HK were paid handsomely to examine the Company’s Financial Statements to ensure that they were free from material misstatements. Steps as simple as verifying bank balances and customer transactions, and confirming the authenticity of CDs, would have revealed that ShengdaTech’s Financial Statements were riddled with material misstatements, thus allowing the Board to minimize these defalcations at an early stage. However, Hansen and KPMG HK simply failed to do what they were hired to do.

61.         The federal securities laws require public companies to have annual audits conducted by outside audit firms. The reason for this requirement is to provide an independent “check” on the conduct of company management, and to provide investors with a level of comfort that a company’s financial condition and results are not being misrepresented by management. In order to provide that comfort, audits are required to be conducted in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

62.         In accordance with the federal securities laws, ShengdaTech’s Board of Directors hired Hansen to audit the Company’s internal controls over financial reporting for 2007, to audit the 2007 Financial Statements, and to review the 2008 Quarterly Financial Statements. The Board later hired KPMG HK to audit the Company’s internal controls over financial reporting for 2008 and 2009, to audit the 2008 and 2009 Financial Statements, and to review the 2009 and 2010 Quarterly Financial Statements. The engagement letters for these services required Hansen and KPMG HK to conduct their audits and reviews in accordance with the standards of the PCAOB.

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63.         The PCAOB standards required Hansen and KPMG HK to perform their audit and review services according to auditing standards generally accepted in the United States (“US GAAS”), which included Statements on Auditing Standards (“SAS”) issued by the American Institute of Certified Public Accountants (“AICPA”), and to issue unqualified opinions only if the Company’s financial statements were fairly presented in accordance with US GAAP.

64.         US GAAS requires that an auditor exercise due professional care in performing an audit, in preparing the audit report, and in conducting quarterly reviews.

65.         Hansen and KPMG HK (as supervised by KPMG USA) failed to exercise due professional care, thus violating US GAAS, in auditing ShengdaTech’s internal controls and in auditing and reviewing the Financial Statements. The following are just a few examples of the steps these Defendants negligently failed to take in the course of their audits and reviews – and that KPMG HK belatedly took only because the Audit Committee asked it to conduct a deeper investigation because of the unusually high number of confirmations KPMG HK received during its audit of the 2009 Financial Statements. But for the Audit Committee’s insistence that additional procedures be performed, the looting described herein may never have been uncovered.

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(a)	Defendants Failed To Verify ShengdaTech’s Bank Account Balances

66.         As described in greater detail above, when KPMG and the Special Committee’s advisors contacted the PRC Subsidiaries’ banks in 2011 and 2012 to try to confirm the cash balances held at those banks, they quickly learned that ShengdaTech’s financial statements materially overstated the Company’s cash position. This was discovered through a simple comparison of the Company’s financial statements with the bank balances obtained from the banks. Had Defendants taken this simple step, they would have discovered these discrepancies much earlier than they did, and the Board could have prevented further defalcations.

67.         Had Defendants acted with appropriate diligence, they would have discovered that ShengdaTech’s reported cash balances were vastly overstated, and would have informed the Audit Committee. The Audit Committee, in turn would have taken steps – as it did when it eventually learned of the problems in 2011 – to investigate these discrepancies, stop the looting of the Company, remove the wrongdoers from management, and ensure that accurate information was presented to shareholders and potential investors.

(b)	Defendants Failed To Discover That The Company’s Reported Sales Were Shams

68.         Many of ShengdaTech’s reported sales transactions were fictitious – a fact that would have been readily apparent had Defendants attempted to confirm their validity. When KPMG attempted to confirm certain of the Company’s sales in 2011 during its audit of the Company’s 2010 Financial Statements, the supporting paperwork that it received raised serious questions. Nonetheless, KPMG HK remained content to continue “business as usual” until the Audit Committee insisted that it conduct a deeper investigation. Only as a result of this investigation did the truth emerge.

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69.         As described in detail above, for many of the sales by ShengdaTech subsidiaries, the documentation provided to KPMG in 2011 consisted of “bills” ostensibly issued by the Company’s customers to settle the charges. However, in many instances, those bills were not actually issued by the customers, but rather were issued by other entities whose existence KPMG had difficulty confirming. Similarly, in 2011, KPMG visited ShengdaTech’s second largest customer – Beijing Xiling – only to discover that Beijing Xiling did not have an office at the address where ShengdaTech addressed its bills and, in fact, had moved out of that address 5-6 years prior to their site visit.

70.         In addition, the Special Committee readily discovered via simple confirmatory phone calls that ShengdaTech was fabricating sales. As described previously, at least ten customers informed the Special Committee’s advisors that they had made either no purchases from the PRC Subsidiaries, or substantially fewer purchases than the Company claimed. Had Defendants made similar inquiries, they would have discovered that the Company’s sales were largely fictitious, and the Board would have taken action to remove Chen and protect the Company’s assets.

(c)	Defendants Failed To Discover That The Company Had Falsified Purchase Transactions

71.         ShengdaTech also reported fictitious purchases of supplies. The Company reported that it had purchased RMB 67,635,785, RMB 59,049,409, and RMB 65,946,106 worth of coal in the years 2010, 2009 and 2008, respectively, from Xianyang Chuangfa. When KPMG called to verify these amounts in 2011, it learned that this company had not done any business with ShengdaTech in years and that the company had no record of any of these alleged transactions. In fact, the only business dealings that the company’s representative could recall with ShengdaTech was that Xianyang Chuangfa had sent some samples to ShengdaTech’s Shaanxi Haize division in 2006 or 2007.

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72.         KPMG also could not verify whether another alleged supplier – Xingtai Guanfa, which allegedly sold ShengdaTech RMB 28,499,786 worth of coal in 2010 and RMB 9,785,328 worth of coal in 2009 – even existed.

73.         Defendants could and should have made similar inquiries during their audits of the 2007-2009 Financial Statements, and had they done so they would have discovered earlier that those financial statements were false, thus preventing the Company from publishing false information and allowing the Board to prevent the payment of false invoices.

(d)	Hansen and KPMG HK Negligently Failed To Adjust And Review Their Audit Procedures To Address The Fact That ShengdaTech Did Not Have An Internal Audit Function

74.         During 2007 and most of 2008, ShengdaTech did not have its own internal audit function. In December 2007, ShengdaTech resolved to outsource its internal audit function to ShengdaGroup (a company that was related to ShengdaTech by virtue of Chen’s ownership and control), for one quarter only, through March 2008. As of June 25, 2008, the Company had still not hired an internal auditor.

75.         In August 2008, the Board authorized the retention of Ernst & Young (“E&Y”) to perform the internal audit function. This retention was finalized sometime prior to November 2008.

76.          Hansen and KPMG HK were negligent in failing to adjust their audit and review procedures to take into account the fact that ShengdaTech did not have an internal audit function during 2007 or much of 2008. Because an internal audit function is an important safeguard against misstatements of financial results, Hansen and KPMG HK should have been particularly vigilant in investigating the accuracy of management’s representations and the Company’s reported financial results during the period when no such function existed.

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(e)          Hansen And KPMG HK Failed To Adjust Their Procedures As Necessary In Light Of Material Weaknesses In The Company’s Internal Controls Over Financial Reporting

77.         In November 2008, shortly after the Company retained E&Y to perform the Company’s internal audit function, ShengdaTech fired Hansen and hired KPMG HK to serve as the Company’s outside auditor. From the outset of its engagement, KPMG HK was alerted to problems with the Company’s financial reporting. Within a few months after it was retained, KPMG HK reported that it had found material weaknesses in the Company’s internal controls. KPMG HK’s March 31, 2009 report on its audit of ShengdaTech’s internal controls for the year 2008 stated, inter alia:

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses have been identified and included in management’s assessment related to the lack of adequate policies, procedures and personnel to address the accounting for and disclosures of non-routine transactions and the Company’s internal control over the accounting for income taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of ShengdaTech, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the year then ended. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2008 consolidated financial statements, and this report does not affect our report dated March 31, 2009, which expressed an unqualified opinion on those consolidated financial statements.

In our opinion, because of the effect of the aforementioned material weaknesses on the achievement of the objectives of the control criteria, ShengdaTech, Inc. and subsidiaries have not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

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(emphasis added).

78.         The fact that “material weaknesses” existed and were uncovered by a new auditor within a few months of its retention, coupled with the fact that ShengdaTech was later revealed to have misstated such basic information as the Company’s cash balances and its sales and payments to third parties, strongly suggests that such weaknesses also existed during Hansen’s audit of ShengdaTech’s 2007 Financial Statements and its review of the 2008 Quarterly Financial Statements, and that Hansen was negligent in issuing the unqualified audit opinion on which ShengdaTech’s Board relied in reporting the 2007 Financial Statements to the public.

79.         Additionally, these known internal control deficiencies should have caused KPMG to be on heightened alert to the possibility that the Company’s financial statements going forward might be misstated and to adjust its audit procedures accordingly. GAAS Standard of Fieldwork No. 2 and AU § 319 instruct auditors to obtain a sufficient understanding of a company and its internal control structure to plan an effective audit that will allow the auditor to assess the audit risk associated with inadequate internal controls. “Audit risk is the risk that the auditor may unknowingly fail to appropriately modify his or her opinion on financial statements that are materially misstated.” AU § 312. 02, Audit Risk and Materiality in Conducting an Audit. “Internal control” is defined as a process “designed to provide reasonable assurance regarding the achievement of objectives in the following categories: (a) reliability of financial reporting, (b) effectiveness and efficiency of operations, and (c) compliance with applicable laws and regulations.” AU § 319.06, Consideration of Internal Control in a Financial Statement Audit – Definition of Internal Control. For financial statement audits, internal controls serve as an integral way “to prevent or detect material misstatements in financial statement assertions.”

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80.         The presence of material weaknesses in ShengdaTech’s internal financial controls – which KPMG HK admitted created a reasonable possibility that a material misstatement of the company’s annual or interim financial statements would not be prevented or detected – should have caused KPMG HK to more closely question the Company’s management to ensure that the Company’s financial statements were accurate. Instead, until it performed additional procedures at the behest of the Audit Committee during its audit of the 2010 Financial Statements, KPMG HK – with KPMG USA’s blessing – simply accepted representations from management, and then reassured the Board and shareholders that the Company’s financial statements were accurate by issuing a clean audit opinion on ShengdaTech’s 2008 and 2009 Financial Statements and by failing to raise any serious concerns following its reviews of the 2009 and 2010 Quarterly Financial Statements. Although KPMG HK’s March 31, 2009 opinion stated that it had taken the known material weaknesses into consideration when determining what audit tests to apply, either KPMG HK failed to do so, or it did so negligently.

F.	Hansen And KPMG HK Issued Unqualified Audit Opinions On Financial Statements That Did Not Comply With US GAAP

81.         As alleged herein, Hansen and KPMG HK issued unqualified audit opinions on the Company’s 2007, 2008 and 2009 Financial Statements, stating that they “present[ed] fairly, in all material respects, the financial position of ShengdaTech, Inc. and subsidiaries … and the results of their operations and cash flows … in conformity with [US GAAP].”

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82.         In reality, the Financial Statements did not present fairly, in all material respects, the Company’s financial position and results in conformity with US GAAP. Rather, they violated GAAP because, inter alia, they provided inaccurate information about ShengdaTech, its resources, and the claims against those resources; omitted information that was material to the investment and credit decisions of present and prospective investors and creditors; and presented information that was neither reliable nor complete. The Financial Statements violated at least the following GAAP principles:

a)	that financial reporting should provide information about the economic resources of an enterprise, the claims to those resources, and the effects of transactions, events, and circumstances that change resources and claims to those resources (Financial Accounting Standards Board Statements (“FASB”) Statement of Concepts No. 1, ¶ 40);

b)	that financial reporting should provide information that is useful to present and potential investors and creditors in making rational investment, credit and similar decisions (FASB Statement of Concepts No. 1, ¶ 34);

c)	that financial reporting should provide information about how management of an enterprise has discharged its stewardship responsibilities to owners for the use of enterprise resources entrusted to it – to the extent that management offers securities of the enterprise to the public, it voluntarily accepts wider responsibilities for accountability to prospective investors and to the public in general (FASB Statement of Concepts No. 1, ¶ 50);

d)	that financial reporting should be reliable in that it represents what it purports to represent (FASB Statement of Concepts No. 2, ¶¶ 58-59); and

e)	that information is complete and nothing is left out that may be necessary to insure that it validly represents underlying events and conditions (FASB Statement of Concepts No. 2, ¶¶ 79, 80).

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83.         Hansen’s audit report concerning the 2007 Financial Statements further stated, “in our opinion, ShengdaTech, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting ….” Similarly, KPMG HK issued a report to the Board and shareholders of ShengdaTech on March 15, 2010, stating that “[i]n our opinion, ShengdaTech, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.”6 These statements too were false. As a result of Defendants’ non-compliance with PCAOB standards, they failed to identify material weaknesses in the Company’s internal controls, including weaknesses that enabled ShengdaTech management to surreptitiously divert corporate funds to their own personal use.

VI.	DEFENDANTS’ NEGLIGENCE AND BREACH OF CONTRACT CAUSED SHENGDATECH SUBSTANTIAL HARM

84.         In reliance on Hansen’s and KPMG HK’s unqualified opinions concerning the Company’s financial statements and internal controls, ShengdaTech’s Board: (a) caused the Company to include the Financial Statements in documents filed with the SEC and in offering documents submitted to potential investors, thereby unknowingly subjecting the Company to administrative penalties and potential civil and/or criminal liability; and (b) failed to discover and put a stop to Chen’s and other ShengdaTech managers’ absconding with corporate funds.

85.         If Defendants had performed their responsibilities competently and in conformity with US GAAP and the requirements of their engagement letters, the Board would have been alerted years earlier to the discrepancies and other issues that began coming to light in 2011, and would have taken remedial actions to prevent further defalcations of funds, cure any internal control deficiencies, and ensure the accuracy of the Company’s financial reporting. Instead, Defendants’ negligence allowed the misconduct of ShengdaTech’s management to go unchecked, allowing assets to continue to disappear, causing the Company to incur millions of dollars in investigatory, legal, and other expenses, subjecting the Company to significant potential liability, and forcing the Company into bankruptcy.

6 KPMG HK’s opinion included the internal controls of all PRC Subsidiaries except Anhui Yuanzhong, which had been acquired during 2009.

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86.         For example, KPMG’s discovery of “potentially serious discrepancies and unexplained issues” in ShengdaTech’s financial statements forced the Board to form a Special Committee to investigate. The Special Committee hired O’Melveny (which was subsequently replaced by Skadden) and PWC to conduct the investigation. O’Melveny, Skadden, and PwC were ultimately paid approximately $750,000, $690,000, and $1.4 million, respectively, for their services.

87.         When the SEC served the Company with a subpoena for documents in connection with its investigation in August 2011, ShengdaTech was forced to expend time and money responding to this subpoena and dealing with the SEC’s investigation.

88.         On March 18, 2011, ShengdaTech was named as a defendant in a securities fraud class action in the United States District Court for the Southern District of New York, pending under the caption Turner v. ShengdaTech, Inc., et al., No. 11 Civ. 1918. ShengdaTech was dismissed from that case following its bankruptcy filing, but on October 28, 2013, a third amended securities fraud class action complaint was filed, again naming ShengdaTech as a defendant. ShengdaTech has incurred, and will continue to incur, costs and expenses defending itself in that action.

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89.         Further, ShengdaTech was forced to initiate five lawsuits in China in an attempt to recover its assets. Specifically, prior to the formation of the Liquidating Trust, ShengdaTech filed five actions in China, as follows: (1) an action against several former officers of Shaanxi Haize Nanomaterials Co., Ltd.; (2) an action against Chen Bo, the former general manager and legal representative of Anhui Yuanzhong Nanomaterials Co., Ltd.; (3) an action against Du Lei, the former general manager and former legal representative of Shandong Haize Nanomaterials Co., Ltd.; (4) an action against Chen Xukui, the former general manager and former legal representative of Shandong Bangsheng Chemical Co., Ltd.; and (5) an action against several former officers of Zibo Jiaze Nanomaterials Co., Ltd. The Liquidating Trust continues to litigate these actions, incurring substantial expenses.

90.         Perhaps most significantly, Defendants’ misconduct prevented the Board from learning in a timely manner that corporate assets were being stolen from the Company. Had they learned this information earlier, the Board could have taken steps to prevent the theft of tens of millions of dollars in assets from the Company.

91.         While Hansen’s and KPMG HK’s shoddy audit work caused substantial damage to ShengdaTech, these auditors were paid handsomely for their services.  Hansen was paid $295,375 for auditing the 2007 Financial Statements, and an additional $45,000 for reviewing ShengdaTech’s financial statements for the first three quarters of 2008.  KPMG HK was paid $395,314 and $685,584, respectively, for auditing the 2008 and 2009 Financial Statements.  Given the substantial harm incurred by ShengdaTech as a result of these botched audits, ShengdaTech should not have been required to pay these substantial fees.

VII. TOLLING OF THE STATUTE OF LIMITATIONS

92.         Under Section 108(a) of the Bankruptcy Code, the statutes of limitations on Plaintiff’s claims were tolled by ShengdaTech’s August 19, 2011 bankruptcy filing. Section 108(a) provides that, so long as the applicable statute of limitations period for Plaintiff’s claims “had not expired before the date of the filing of the [bankruptcy] petition,” Plaintiff may commence its actions before “the later of (1) the end of such period …; or (2) two years after the order of relief.” 11 U.S.C. § 108(a). The Liquidating Trust, as an agent of debtor in possession ShengdaTech, is permitted to invoke the tolling applicable under Section 108(a).

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93.         None of the statutes of limitation on any of Plaintiff’s claims had expired prior to the filing of ShengdaTech’s August 19, 2011 bankruptcy petition. Pursuant to Section 108(a) tolling, Plaintiff had until at least August 19, 2013 to timely file its claims.

94.         Plaintiff commenced this action against Hansen, KPMG USA and KPMG International on August 15, 2013. On August 16, 2013, Plaintiff demanded mediation of its claims against KPMG HK.

95.         All of Plaintiff’s claims have been brought within the applicable statutes of limitations, after giving effect to tolling.

VIII.	CLAIMS FOR RELIEF

FIRST CLAIM FOR RELIEF
Professional Negligence And Malpractice

(Against Hansen)

96.         Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

97.         As ShendgaTech’s auditor, Hansen owed ShengdaTech a duty to exercise reasonable and professional care in providing audit and review services to ShengdaTech, including the audit of the Company’s 2007 Financial Statements and internal controls and the review of the 2008 Quarterly Financial Statements.

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98.         Hansen owed a duty to ShengdaTech to: (a) audit ShengdaTech’s 2007 Financial Statements and internal controls and review ShengdaTech’s 2008 Quarterly Financial Statements in accordance with US GAAS and in accordance with all applicable professional and regulatory standards, including those of the PCAOB; (b) exercise the skill and care normally possessed by members of the accounting/auditing profession; (c) familiarize itself with ShengdaTech’s business, operations, accounting policies, business risks, internal controls (including its information systems, financial controls, and monitoring), and reporting methods; (d) plan and perform its audits to reduce audit risk to an acceptably low level given its understanding of ShengdaTech’s business and its internal workings; (e) gather adequate and appropriate audit evidence and critically assess the audit evidence upon which to base its audit reports and finalize its audit reports pertaining to ShengdaTech’s 2007 Financial Statements only after it had conducted all appropriate audit procedures; (f) determine, based upon sufficient audit evidence, whether there was significant doubt as to whether ShengdaTech could continue as a going concern; (g) determine whether ShengdaTech’s 2007 Financial Statements provided a true and fair view of ShengdaTech’s financial position and of the results of its operations for the relevant period in accordance with US GAAP; (h) review the 2008 Quarterly Financial Statements to determine whether it was aware of any material modifications that should be made to these Financial Statements to ensure that they conformed with US GAAP; and (i) promptly alert ShengdaTech’s Board as to the existence of: (A) material weaknesses or failures in the Company’s internal controls; (B) inadequate management assessments or evaluations of controls; and (C) any irregularities, other illegal acts or identified fraud, or actions by insiders that are indicative of fraudulent financial reporting.

99.         Hansen negligently failed to discover that the 2007 Financial Statements and 2008 Quarterly Financial Statements were inaccurate and/or misleading, and that ShengdaTech management was diverting corporate funds to non-corporate uses.

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100.        As a result of the acts and omissions set forth above, Hansen breached its duties to ShengdaTech by failing to exercise reasonable and professional care in auditing ShengdaTech’s 2007 Financial Statements and internal controls and reviewing ShengdaTech’s 2008 Quarterly Financial Statements, by generally failing to perform audit and review services for ShengdaTech in a professionally competent manner and in conformity with applicable regulatory and professional standards, and by issuing an unqualified audit opinion on the 2007 Financial Statements and internal controls when in fact the 2007 Financial Statements were materially misstated and did not comport with US GAAP.

101.        As a direct and proximate result of Hansen’s wrongful conduct, ShengdaTech suffered damages, the amount of which shall be proven at trial.

102.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

SECOND CLAIM FOR RELIEF
Professional Negligence and Malpractice
(Against KPMG HK)

103.        Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

104.        As ShendgaTech’s auditor, KPMG HK owed ShengdaTech a duty to exercise reasonable and professional care in providing audit services to ShengdaTech, including the audits of the Company’s 2008 and 2009 Financial Statements and internal controls and the reviews of the Company’s 2009 and 2010 Quarterly Financial Statements.

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105.        KPMG HK owed a duty to ShengdaTech to: (a) audit ShengdaTech’s 2008 and 2009 Financial Statements and internal controls, and review ShengdaTech’s 2009 and 2010 Quarterly Financial Statements, in accordance with US GAAS and in accordance with all applicable professional and regulatory standards, including those of the PCAOB; (b) exercise the skill and care normally possessed by members of the accounting/auditing profession; (c) familiarize itself with ShengdaTech’s business, operations, accounting policies, business risks, internal controls (including its information systems, financial controls, and monitoring), and reporting methods; (d) plan and perform its audits to reduce audit risk to an acceptably low level given its understanding of ShengdaTech’s business and its internal workings; (e) gather adequate and appropriate audit evidence and critically assess the audit evidence upon which to base its audit reports and finalize its audit reports pertaining to ShengdaTech’s 2008 and 2009 Financial Statements only after it had conducted all appropriate audit procedures; (f) determine, based upon sufficient audit evidence, whether there was significant doubt as to whether ShengdaTech could continue as a going concern; (g) determine whether ShengdaTech’s 2008 and 2009 Financial Statements provided a true and fair view of ShengdaTech’s financial position and of the results of its operations for the relevant period in accordance with US GAAP; (h) review the 2009 and 2010 Quarterly Financial Statements to determine whether it was aware of any material modifications that should be made to these Financial Statements to ensure that they conformed with US GAAP; and (i) promptly alert ShengdaTech’s Board as to the existence of: (A) material weaknesses or failures in the Company’s internal controls; (B) inadequate management assessments or evaluations of controls; and (C) any irregularities, other illegal acts or identified fraud, or actions by insiders that are indicative of fraudulent financial reporting.

106.        KPMG HK negligently failed to discover that the 2008 and 2009 Financial Statements and the 2009 and 2010 Quarterly Financial Statements were materially inaccurate and/or misleading, and that certain members of ShengdaTech management were diverting corporate funds to non-corporate uses.

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107.        As a result of the acts and omissions set forth above, KPMG HK breached its duties to ShengdaTech by failing to exercise reasonable and professional care in auditing ShengdaTech’s 2008 and 2009 Financial Statements and internal controls and in reviewing the 2009 and 2010 Quarterly Financial Statements, by generally failing to perform audit and review services for ShengdaTech in a professionally competent manner and in conformity with applicable regulatory and professional standards, and by issuing unqualified audit opinions on the 2008 and 2009 Financial Statements and internal controls when in fact the 2008 and 2009 Financial Statements were materially misstated and did not comport with US GAAP.

108.        As a direct and proximate result of KPMG HK’s wrongful conduct, ShengdaTech suffered damages, the amount of which shall be proven at trial.

109.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

THIRD CLAIM FOR RELIEF
Professional Negligence And Malpractice

(Against KPMG USA And KPMG International

Under The Doctrine Of Respondeat Superior Based On

KPMG HK’S Professional Negligence And Malpractice)

110.        Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

111.        This claim is brought by Plaintiff against Defendants KPMG USA and KPMG International under the doctrine of respondeat superior based on KPMG HK’s professional negligence and malpractice as alleged above.

112.        ShengdaTech suffered damages as a direct and proximate result of professional negligence and malpractice committed by KPMG HK in auditing the 2008 and 2009 Financial Statements and internal controls, in reviewing the 2009 and 2010 Quarterly Financial Statements, and in issuing unqualified audit opinions on the 2008 and 2009 Financial Statements.

113.        KPMG HK was an agent of both KPMG International and KPMG USA with respect to its audits of the 2008 and 2009 Financial Statements and internal controls, its reviews of the 2009 and 2010 Quarterly Financial Statements, and its issuance of unqualified audit opinions on the 2008 and 2009 Financial Statements. In connection with these activities, KPMG HK took actions at the behest of KPMG International and KPMG USA, and such actions were within the scope of KPMG HK’s agency.

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114.        Under the principles of respondeat superior, KPMG International and KPMG USA are responsible for the actions and liabilities of their agent, KPMG HK, in connection with KPMG HK’s negligence and malpractice.

115.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

FOURTH CLAIM FOR RELIEF
Breach Of Contract
(Against Hansen)

116.        Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

117.        In the course of Hansen’s employment as an independent auditor by ShengdaTech, Hansen entered into an engagement letter dated October 19, 2007 that described the services that Hansen was to provide to ShengdaTech in connection with Hansen’s audit of the 2007 Financial Statements and its review of the 2008 Quarterly Financial Statements (the “Hansen Engagement Letter”).

118.        The Hansen Engagement Letter was a valid, enforceable contract.

119.        The Hansen Engagement Letter required Hansen to, among other things:

a.           conduct its “audits of the financial statements and internal control … in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB)”;

b.           “plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from errors, fraudulent financial reporting, misappropriation of assets, or violations of laws or regulations that are attributable to the Company or to acts of management or employees acting on the behalf of the Company”;

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c.           perform procedures including “tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors and financial institutions”; and

d.           “review, in accordance with standards established by the Public Company Accounting Oversight Board, the condensed consolidated financial statements of the Company for the three month and year-to-date periods ended March 31, June 30, and September 30, 2008 …”

120.        Hansen breached the terms of the Hansen Engagement Letter by, among other things: (1) failing to conduct its audit of ShengdaTech’s 2007 Financial Statements and internal controls and its review of the 2008 Quarterly Financial Statements in accordance with the PCAOB standards; (2) failing to plan and perform its audit of ShengdaTech’s 2007 Financial Statements to obtain reasonable assurance that those Financial Statements were free from material misstatements; (3) failing to perform procedures to support and verify the transactions recorded in ShengdaTech’s accounts; and (4) failing to directly confirm ShengdaTech’s reported cash balances with the relevant financial institutions and its transactions with its customers.

121.        Pursuant to the Hansen Engagement Letter, ShengdaTech paid Hansen $295,375 for auditing the 2007 Financial Statements and $45,000 for reviewing ShengdaTech’s 2008 Quarterly Financial Statements. In all respects, ShengdaTech complied with the terms of the Hansen Engagement Letter.

122.        As a direct and proximate result of Hansen’s breach of the Hansen Engagement Letter, ShengdaTech suffered damages, the amount of which shall be proven at trial.

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123.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

FIFTH CLAIM FOR RELIEF
Breach of Contract
(Against KPMG HK)

124.        Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

125.        In the course of KPMG HK’s employment as an independent auditor by ShengdaTech, KPMG HK entered into engagement letters dated November 11, 2008, and November 6, 2009 (collectively, the“KPMG HK Engagement Letters”) that described the services that KPMG was to provide to ShengdaTech.

126.        The KPMG HK Engagement Letters were valid, enforceable contracts.

127.        The KPMG HK Engagement Letters required KPMG HK to, among other things:

a.           conduct its audits of the 2008 and 2009 Financial Statements “in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB)”;

b.           perform “tests of the accounting records and such other procedures . . . to provide a reasonable basis for our opinions” and “plan[] and perform[] [the audit] to obtain reasonable, but not absolute, assurance about whether the consolidated financial statements are free of material misstatements, whether caused by error or fraud”; and

c.           review the 2009 and 2010 Quarterly Financial Statements “in accordance with the provisions of the standards of the PCAOB (United States).”

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128.        KPMG HK breached the terms of the KPMG HK Engagement Letters by, among other things: (1) failing to conduct its audits of ShengdaTech’s 2008 and 2009 Financial Statements and internal controls and its review of the 2009 and 2010 Quarterly Financial Statements in accordance with the PCAOB standards; and (2) failing to plan and perform its audits of ShengdaTech’s 2008 and 2009 Financial Statements to obtain reasonable assurance that those Financial Statements were free from material misstatements.

129.        Pursuant to the KPMG HK Engagement Letters, ShengdaTech paid KPMG HK $395,314 and $685,584, respectively for auditing the 2008 and 2009 Financial Statements, and additional fees for reviewing ShengdaTech’s 2009 and 2010 Quarterly Financial Statements. In all respects, ShengdaTech complied with the terms of the KPMG Engagement Letters.

130.        As a direct and proximate result of KPMG HK’s breach of the KPMG HK Engagement Letters, ShengdaTech suffered damages, the amount of which shall be proven at trial.

131.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

SIXTH CLAIM FOR RELIEF
Fraudulent Transfer
(Against Hansen)

132.        Plaintiff repeats and realleges each and every allegation contained above as if fully set forth herein.

133.        Plaintiff brings this claim against Hansen for fraudulent transfer pursuant to N.R.S. 112.180.1(b)(1), N.R.S. 112.180.1(b)(2), and N.R.S. 112.190.1.

134.        During the four years prior to the filing of the Bankruptcy Proceeding, ShengdaTech paid (or caused its subsidiaries or affiliated companies to pay) Hansen fees for, among other things, auditing the Company’s 2007 Financial Statements and reviewing the Company’s 2008 Quarterly Financial Statements.

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135.        ShengdaTech did not receive reasonably equivalent value in exchange for the fees it paid (or caused to be paid) to Hansen. Among other reasons, as set forth at length herein, as a result of Hansen’s negligence with respect to the services it provided to ShengdaTech, Company insiders were permitted to loot the Company for their own pecuniary gain, eventually causing the Company to collapse into bankruptcy.

136.        As set forth at length above, during all times relevant hereto, ShengdaTech did not actually have the assets it reported on its books and records and, upon information and belief, was insolvent at the time it paid Hansen (or caused one of its subsidiaries or affiliated companies to pay Hansen) for its services in, among other things, auditing and reviewing certain of the Company’s financial statements.

137.        Further, at the time ShengdaTech paid Hansen for these services (or caused one of its subsidiaries or affiliated companies to pay Hansen), ShengdaTech was engaged or was about to be engaged in a business or transaction for which its remaining assets were unreasonably small in relation to the business or transaction (including, for example, the 6.5% Notes Offering) and/or believed or reasonably believed that ShengdaTech would incur debts beyond its ability to pay as they came due.

138.        Under these circumstances, all fees paid to Hansen during the four years prior to the filing of the Bankruptcy Proceeding amount to fraudulent transfers and should be returned to Plaintiff.

139.        Plaintiff has the authority pursuant to the Plan of Reorganization and the Liquidating Trust Agreement to pursue this claim for recovery of damages suffered by ShengdaTech.

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IX. PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment on its behalf as follows:

A.           Awarding compensatory damages to Plaintiff, in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

B.           Ordering Defendants to disgorge to Plaintiff the fees and other benefits they received in connection with their audits and reviews of ShengdaTech’s financial statements and internal controls;

C.           Awarding Plaintiff the costs of this suit, including reasonable attorneys’ and accountants’ and experts’ fees and other disbursements; and

D.           Awarding Plaintiff such other and further relief as this Court may deem just and proper.

X. JURY TRIAL DEMANDED

Plaintiff demands a trial by jury.

Dated: ____________, 2014

/s/
John F. Murtha
Nevada Bar No. 835
Woodburn and Wedge
6100 Neil Road, Suite 500
Reno, Nevada 89511
Tel: (775) 688-3016
Fax: (775) 688-3088

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GRANT & EISENHOFER P.A.
Stuart M. Grant
Megan D. McIntyre
Christine M. Mackintosh
123 Justison Street
Wilmington, DE 19801
Tel: (302) 622-7000
Fax: (302) 622-7100
-and-
Brenda F. Szydlo
485 Lexington Avenue, 29th Fl.
New York, New York 10017
Tel: (646) 722-8500
Fax: (646) 722-8501

Counsel for Plaintiff

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